Exhibit 23.3

August 18, 2025

AM PM Group Limited

Room D, 9/F, YHC Tower

1 Sheung Yuet Road

Kowloon Bay, Hong Kong

Dear Sirs

Re: AM PM Group Limited

We, Howse Williams, are retained by AM PM Group Limited (the “Company) as its legal advisor of the Hong Kong Special Administrative Region of the People’s Republic of China in connection with the Company’s registration statement on Form F-1 (File No.: 333-                    ), including all amendments and supplements thereto (the “Registration Statement”, but exclude any other document(s) or agreement(s) whether or not specifically referred to therein or attached as an exhibit or schedule thereto) which has been filed with the U.S. Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Securities Act”), pertaining to (i) the initial public offering (the “Offering”) of 1,500,000 Class A ordinary shares of the Company of no par value (the “Class A Ordinary Shares”); and (ii) an option for a period of 45 days granted to the underwriters of the Offering from the closing of the Offering to purchase up to 15% of the number of Class A Ordinary Shares sold in Offering) to cover over-allotments as set forth in the Registration Statement.

We consent to the references to our name under the heading “Enforcement of Civil Liabilities” and “Legal Matters” in the Registration Statement. We also consent to the filing of this consent letter as an exhibit to the Registration Statement.

In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act, or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC promulgated thereunder.

Yours faithfully

/s/ Howse Williams

Howse Williams